                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   ROBERT HALF INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   ROBERT HALF INTERNATIONAL INC.
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                         ROBERT HALF INTERNATIONAL INC.
                              2884 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                   TO BE HELD
                             WEDNESDAY, MAY 7, 1997
                                   9:00 A.M.

To the Stockholders:

    The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the "Company") will be held at 9:00 a.m. on Wednesday, May 7, 1997 at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

     1. To elect two directors.

     2. To approve an amendment to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of Common Stock.

     3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    Only stockholders of record at the close of business on March 17, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
March 26, 1997

                                  --IMPORTANT--
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.

                         ROBERT HALF INTERNATIONAL INC.

                              -------------------

                                PROXY STATEMENT
                              -------------------

                                  INTRODUCTION

    The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the "Board") of Robert Half International Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company's stockholders is March 26, 1997. The proxy is solicited for use at the annual meeting of stockholders (the "Meeting") to be held at 9:00 a.m. on Wednesday, May 7, 1997, at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 17, 1997 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 17, 1997 the Company had outstanding and entitled to vote 60,032,857 shares of its common stock, $.001 par value ("Common Stock").

    A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

    An automated system administered by the Company's transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

    The Company effected two-for-one stock splits in the form of stock dividends in August 1994 and June 1996. All share and price per share amounts in this Proxy Statement have been restated, as appropriate, to reflect the stock splits.

                      NOMINATION AND ELECTION OF DIRECTORS

NOMINEES OF THE PRESENT BOARD OF DIRECTORS

    The By-Laws of the Company provide for a Board of Directors consisting of not less than six nor more than eleven directors. The size of the Board of Directors is presently set at seven and there are no vacancies.

    The Board of Directors is divided into three classes serving staggered three year terms. Currently, there are three directors in Class II, whose terms expire in 1999, two directors in Class III, whose terms expire in 1998, and two directors in Class I, whose terms expire at the 1997 Annual Meeting. Each Director holds office until the annual meeting in the year in which his term expires and until his successor is elected and qualified.

    The current members of Class I, whose terms expire at the Annual Meeting, are Andrew S. Berwick, Jr. and Frederick P. Furth, both of whom are nominees.

    Proxies cannot be voted for more than two persons. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Proxies solicited by the Board will be voted "FOR" the election of Messrs. Berwick and Furth unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

    The following table lists the name of each current member of the Board of Directors, his age at January 31, 1997, the Class of which he is a member and the period during which he has served as a director.

                                                                                                CURRENT   DIRECTOR
                                          NAME                                            AGE    CLASS      SINCE
----------------------------------------------------------------------------------------  ----  -------  -----------
Andrew S. Berwick, Jr. .................................................................   63      I        1981
Frederick P. Furth......................................................................   62      I        1983
Edward W. Gibbons.......................................................................   60     III       1988
Harold M. Messmer, Jr. .................................................................   50     III       1982
Frederick A. Richman....................................................................   51     II        1994
Thomas J. Ryan..........................................................................   72     II        1987
J. Stephen Schaub.......................................................................   56     II        1989

    Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company, for more than the past five years. He is Chairman Emeritus of California Healthcare System.

    Mr. Furth has been senior partner of the law firm of Furth, Fahrner & Mason for more than the past five years. He is the Proprietor and Chairman of the Board of Chalk Hill Winery and Chairman of the Board of the Furth Family Foundation.

    Mr. Gibbons has been a partner in Gibbons, Goodwin, van Amerongen, a private merchant banking firm, since its founding in 1969. Mr. Gibbons is also currently a director of Foodmaker, Inc.

    Mr. Messmer has been Chairman of the Board since 1988, Chief Executive Officer since 1987 and President since 1985. Mr. Messmer is a director of Airborne Freight Corporation, Health Care Property Investors, Inc. and Spieker Properties, Inc.

    Mr. Richman is a senior tax partner of the law firm of O'Melveny & Myers, of which he has been a member since 1978.

    Mr. Ryan has been Chairman of the Board of Directors and Chief Executive Officer of ISU International, a franchisor of independent insurance agents, since 1979.

    Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a firm engaged in investments and financial consulting, for more than the past five years. Since 1984, he has also been Chief Financial Officer, part owner and a director of Northwest Energy Services, Inc., a privately owned engineering firm specializing in energy audits, installation and financing of energy conservation measures.

THE BOARD AND COMMITTEES

    The Board of Directors has standing Audit, Compensation, Stock Plan and Executive Committees. The Board currently has no standing nominating committee.

    The Audit Committee, composed of Messrs. Berwick, Richman and Schaub, met once during 1996. The function of the Audit Committee is to recommend to the full Board of Directors the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls.

    The Compensation Committee, composed of Messrs. Furth, Berwick and Ryan, met five times during 1996. The function of the Compensation Committee is to establish compensation policies for the Company's senior officers and to administer non-stock compensation plans in which officers, directors and employees are eligible to participate.

    The Stock Plan Committee, a subcommittee of the Compensation Committee composed of Messrs. Berwick and Furth, met twice during 1996. The Stock Plan Committee administers the Company's equity incentive plans.

    The Executive Committee, composed of Messrs. Messmer, Furth and Gibbons, did not meet during 1996. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

    The Board met four times during 1996. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held while he was a member thereof.

EXECUTIVE OFFICERS

    The following table lists the name of each executive officer of the Company, his or her age at January 31, 1997, and his or her current positions and offices with the Company:

               NAME                  AGE                        OFFICE
-----------------------------------  ---  --------------------------------------------------
Harold M. Messmer, Jr. ............  50   Chairman of the Board, President and Chief
                                            Executive Officer
M. Keith Waddell...................  39   Senior Vice President, Chief Financial Officer and
                                            Treasurer
Robert W. Glass....................  38   Senior Vice President, Corporate Development
Steven Karel.......................  46   Vice President, Secretary and General Counsel
Barbara J. Forsberg................  36   Vice President and Controller
Kirk E. Lundburg...................  37   Vice President, Administration

    Mr. Waddell has been Senior Vice President of the Company since 1993, Chief Financial Officer of the Company since 1988 and Treasurer since 1987. From 1986, when he joined the Company, until 1993, he served as Vice President.

    Mr. Glass has been Senior Vice President, Corporate Development, since 1993. He served as Vice President, Corporate Development from 1988 until 1993. From 1987 until 1988, he served as Vice President, Planning of the Company.

    Mr. Karel has been Vice President and General Counsel of the Company since 1989 and Secretary since 1993.

    Ms. Forsberg has been Vice President of the Company since 1993 and Controller since 1990.

    Mr. Lundburg has been Vice President, Administration of the Company since 1993. For more than five years prior to joining the Company he was an associate with the law firm of Latham & Watkins.

    The executive officers of the Company are also officers of the Company's wholly owned subsidiaries.

    All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman, President and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under "Compensation of Executive Officers" below.

    There are no family relationships between any of the directors or executive officers.

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth information as of February 28, 1997 concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) the five executive officers of the Company who had the highest combination of salary and bonus during 1996, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before May 31, 1997 ("Exercisable Options"). All persons have sole voting and investment power except as otherwise indicated.

                                                       SHARES OF      PERCENT
                                                     COMMON STOCK        OF
                                                     BENEFICIALLY      COMMON
             NAME OF BENEFICIAL OWNER                  OWNED(A)        STOCK
--------------------------------------------------  ---------------   --------
Putnam Investments, Inc. .........................  7,896,030(a)      13.2%
  One Post Office Square
  Boston, MA 02109
FMR Corp. ........................................  4,579,700(b)       7.6%
  82 Devonshire Street
  Boston, MA 02109
Janus Capital Corporation ........................  4,256,750(c)       7.1%
  100 Fillmore Street
  Denver, CO 80206
Andrew S. Berwick, Jr. ...........................    180,000(d)       0.3%
Frederick P. Furth................................  1,728,200(e)       2.9%
Edward W. Gibbons.................................    539,890(f)       0.9%
Harold M. Messmer, Jr.............................  1,153,371(g)       1.9%
Frederick A. Richman..............................     27,000(h)       0.0%
Thomas J. Ryan....................................    164,212(d)       0.3%
J. Stephen Schaub.................................  1,903,440(i)       3.2%
M. Keith Waddell..................................    482,507(j)       0.8%
Robert W. Glass...................................    224,399(k)       0.4%
Steven Karel......................................    106,896(l)       0.2%
Barbara J. Forsberg...............................     96,198(m)       0.2%
All executive officers and directors as a group
  (12 persons)....................................  6,655,939(n)      10.9%

------------------------
(a) Information is as of December 31, 1996, the latest date for which information is available to the Company. According to a Schedule 13G filed by Putnam Investments, Inc., these shares are held indirectly by Putnam Investments, Inc. and its parent, Marsh & McLennan Companies, Inc. and directly by various entities controlled by Putnam Investments, Inc., including Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc., all of which own such shares in their capacities as investment advisers or investment managers. According to the Schedule 13G, shared dispositive power is held with respect to all of such shares and shared voting power is held with respect to 444,442 of such shares.

(b) Information is as of December 31, 1996, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR Corp., these shares are held indirectly by FMR Corp. and Edward C. Johnson 3d (Chairman and a significant stockholder of FMR Corp.) and Abigail
    P. Johnson (director and a significant stockholder of FMR Corp.) and directly by various entities controlled by FMR Corp., including Fidelity Management & Research Company and Fidelity Magellan Fund, all of which own such shares in their capacities as investment advisers, investment companies or investment managers. According to the Schedule 13G, sole dispositive power and shared voting power is held with respect to all of such shares.

(c) Information is as of December 31, 1996, the latest date for which information is available to the Company. According to a Schedule 13G filed by Janus Capital Corporation, these shares are held indirectly by Janus Capital Corporation and Thomas H. Bailey (President, Chairman and a significant stockholder of Janus Capital Corporation) by reason of Janus Capital Corporation's acting as an investment adviser with respect to several investment companies. One of such investment companies is Janus Fund, which directly owns 3,730,050 of such shares. According to the
    Schedule 13G, shared voting and dispositive power is held with respect to all shares.

(d) Includes 44,000 shares that may be acquired upon the exercise of Exercisable Options.

(e) Includes 830,600 shares as to which Mr. Furth has voting power but not dispositive power, 101,600 shares owned by the Furth Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, and 44,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 3,000 shares owned by Mr. Furth's wife, as to which shares he has sole voting and dispositive power.

(f) Includes 64,000 shares that may be acquired upon the exercise of Exercisable Options.

(g) Includes 344,375 shares that may be acquired upon the exercise of Exercisable Options, 728,627 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 68,683 shares as to which Mr. Messmer shares voting and dispositive power with his wife and 9,150 shares held by Mr. Messmer as custodian for his children, as to which shares Mr. Messmer has voting and dispositive power but disclaims beneficial ownership.

(h) Includes 21,000 shares that may be acquired upon the exercise of Exercisable Options.

(i) Includes 24,000 shares that may be acquired upon the exercise of Exercisable Options, 48,908 shares owned by Schaub Family Partners, LP, of which Mr. Schaub is general partner but has no limited partnership interest, and 19,000 shares held by the Schaub Foundation, as to which shares Mr. Schaub shares voting and dispositive power but in which he has no pecuniary interest. Also includes 866,790 shares as to which Mr. Schaub has voting power (and with respect to 515,706 of which shares Mr. Schaub has a right of first refusal) but in which he has no pecuniary interest.

(j) Includes 132,681 shares that may be acquired upon the exercise of Exercisable Options, 304,909 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant to the terms of such plans and 44,917 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(k) Includes 137,466 shares that may be acquired upon the exercise of Exercisable Options, 61,230 shares acquired pursuant to Company benefit plans, as to which shares Mr. Glass has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, and 24,543 shares as to which Mr. Glass shares voting and dispositive power with his wife.

(l) Includes 48,866 shares that may be acquired upon the exercise of Exercisable Options and 38,538 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(m) Includes 50,638 shares that may be acquired upon the exercise of Exercisable Options and 37,150 shares acquired pursuant to Company benefit plans, as to which shares Ms. Forsberg has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(n) In addition to the shares held by directors and executive officers described in the table, as to which information is contained in the other notes to this table, includes an aggregate of 49,826 shares held by one other executive officer of the Company, including 27,286 shares that may be acquired upon the exercise of Exercisable Options and 15,620 shares that were acquired pursuant to Company benefit plans, as to which shares the officer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

    The Board of Directors of the Company has approved and recommends that the stockholders approve a proposal to amend Section 4.A of the Company's Restated Certificate of Incorporation to increase the authorized shares of the Company's common stock (the "Common Stock") from 100,000,000 shares to 160,000,000 shares. No change is proposed to be made to the number of authorized shares of Preferred Stock.

    The Board of Directors has considered the declaration and payment of a stock dividend at a future date, subject to appropriate market and other conditions. The Board of Directors of the Company believes the proposed increase in the authorized shares of Common Stock is in the best interests of the Company and its stockholders because it would enable the Board to declare such a stock dividend at a future date, if it so determines, and would provide the Company with needed flexibility to act with respect to possible future financings, investment opportunities, acquisitions and other corporate purposes without the delay and expense involved in obtaining stockholder approval each time an event requiring the issuance of shares may arise. However, the Company has no present plans to issue additional shares of Common Stock in the near future.

    The availability of authorized but unissued shares of Common Stock might be deemed to have the effect of preventing or discouraging an attempt by another person to obtain control of the Company, because the additional shares could be issued by the Board of Directors, which could dilute the stock ownership of such person. The Company has no plans for such issuances and this proposal is not being proposed in response to a known effort to acquire control of the Company.

    At the Annual Meeting, the stockholders will be asked to approve the following resolution:

    RESOLVED, that the directors and officers of Robert Half International Inc. are hereby authorized and directed to amend Section 4.A of this corporation's Restated Certificate of Incorporation, as appropriate, to increase the number of authorized shares of Common Stock of this corporation from 100,000,000 shares to 160,000,000 shares.

    Approval of the resolution requires the vote of a majority of the outstanding shares of the Company's Common Stock.

    THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTEREST OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                           COMPENSATION OF DIRECTORS

    Each outside director receives an annual fee of $20,000 for services as a director, $1,000 for each board meeting attended, and an annual fee of $3,000 for each committee (but not subcommittee) on which he serves as a member. All directors receive reimbursement for travel and other expenses directly related to activities as directors.

    Each outside director also receives an annual option grant under the Outside Directors' Option Plan. The plan provides for the automatic granting of options to outside directors (currently all directors other than Mr. Messmer) on the day of each Annual Meeting of Stockholders. On such day, each outside director will receive an option for the purchase of 8,000 shares. However, if such individual has not previously been granted an option by the Company, the grant will be for the purchase of 10,000 shares, rather than 8,000 shares. The exercise price for all options is 100% of the fair market value on the date of grant. All options are for a term of ten years and will vest at the rate of 25% per year for each of the first four years. However, all options vest automatically and immediately upon the occurrence of a Change in Control (as defined in the plan). No option may be exercised until at least six months after its grant date. Unvested options terminate on the day that an individual ceases to be a director. Vested options may be exercised for a limited period following termination. Each of the outside directors (all directors other than Mr. Messmer) was, pursuant to the terms of the plan, granted an option on May 1, 1996 (the date of the 1996 Annual Meeting of Stockholders) at an exercise price of $29.1875 per share, the fair market value on the date of grant. Each of such grants was for an option to purchase 8,000 shares.

                         COMPARATIVE PERFORMANCE GRAPH

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Performance Graph shall not be deemed to be incorporated by reference into any such filings.

    The following graph compares, through December 31, 1996, the cumulative return of the Company's Common Stock, an index of certain publicly traded employment services companies, and the S&P 500. The graph assumes the investment of $100 at the end of 1991 and reinvestment of all dividends. The information presented in the graph was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 ROBERT HALF
                INTERNATIONAL        PEER GROUP INDEX(A)    S&P 500 INDEX
1991                         100.00                100.00           100.00
1992                         117.78                124.50           107.62
1993                         233.34                135.88           118.46
1994                         426.68                180.17           120.03
1995                         744.45                207.90           165.13
1996                       1,213.38                228.26           203.05

------------------------
(a) This index represents the cumulative total return of the Company and the following corporations providing temporary or permanent employment services:
    CDI Corp., Kelly Services, Inc., Manpower Inc., The Olsten Corporation and Uniforce Temporary Personnel, Inc. Many of the Company's competitors are privately-held, and none of the selected corporations specializes, as does the Company, primarily in the temporary and permanent placement of accounting, financial, tax and banking personnel. However, the selected corporations, which for the most part are general employment agencies and therefore not comparable to the Company, constitute the best approximation of a peer group among public companies.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following tables provide information as to compensation for services of the five executive officers of the Company who had the highest combination of salary and bonus with respect to 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                             -----------------------------------------------------------
                                                                    RESTRICTED
                                                                 STOCK AWARDS(A)
                                              ANNUAL         ------------------------    SECURITIES
                                           COMPENSATION                    MARKET        UNDERLYING
         NAME AND                      --------------------  NUMBER OF    VALUE ON          STOCK          ALL OTHER
    PRINCIPAL POSITION        YEAR      SALARY      BONUS     SHARES    GRANT DATE(B)      OPTIONS      COMPENSATION (E)
--------------------------  ---------  ---------  ---------  ---------  -------------  ---------------  ----------------
Harold M. Messmer, Jr.....       1996  $ 387,122  $ 882,353    300,000(c)  $ 8,756,250   300,000shares     $  285,915
  Chairman and Chief             1995  $ 375,847  $ 646,687    185,272   $ 2,821,509     212,086shares     $  119,720
  Executive Officer              1994  $ 364,900  $ 523,056    310,284   $ 2,453,061     372,270shares     $  114,501
M. Keith Waddell..........       1996  $ 225,000  $ 441,176    100,000(c)  $ 2,918,750   100,000shares     $  207,497
  Senior Vice President          1995  $ 200,000  $ 330,444     85,040   $ 1,295,072      98,054shares     $   94,794
                                 1994  $ 190,000  $ 267,271    111,856   $   912,032     171,304shares     $   53,250
Robert W. Glass...........       1996  $ 155,000  $ 188,235      5,000(d)  $   170,625    10,000shares     $   85,596
  Senior Vice President          1995  $ 145,000  $ 159,108     26,840   $   408,747      23,868shares     $   54,266
                                 1994  $ 140,000  $ 128,690     44,380   $   359,588      51,706shares     $   31,493
Steven Karel..............       1996  $ 150,000  $  88,235     14,009(d)  $   478,057    17,482shares     $   60,419
  Vice President                 1995  $ 135,000  $  56,873     22,182   $   337,810      18,118shares     $   33,115
                                 1994  $ 122,000  $  42,256     14,324   $   108,045      22,230shares     $   18,901
Barbara J. Forsberg.......       1996  $ 135,000  $  76,471     10,000(c)  $   291,875    10,000shares     $   49,904
  Vice President                 1995  $ 110,000  $  55,455     13,000   $   203,625      18,160shares     $   25,935
                                 1994  $  86,000  $  38,114     13,200   $   103,545      16,600shares     $   13,115

------------------------------
(a) At December 31, 1996, Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg held an aggregate of 730,546, 280,086, 70,966, 45,903 and 32,700 shares of restricted stock, respectively, having a market value, on that date of $24,929,882, $9,557,935, $2,421,715, $1,566,440 and $1,115,888,
    respectively. All restricted stock awards vest automatically upon the occurrence of a Change in Control. The executive officers have the right to receive any dividends paid on restricted shares.

(b) Determined by multiplying the number of shares granted by the fair market value of the Company's Common Stock on the date of grant, without giving effect to the diminution of value attributable to vesting restrictions.

(c) This grant vests at the rate of 20% per year over the first five years following the grant.

(d) This grant vests at the rate of 25% per year over the first four years following the grant.

(e) The amounts in this column relating to 1996 consist of (a) $21,323, $6,850 and $1,769 paid for life insurance for Messrs. Messmer, Waddell and Glass, respectively, and (b) $129,807, $121,064, $64,304, $43,769 and $36,542
    allocated in the Company's records for the benefit of Messrs. Messmer, Waddell, Glass and Karel and Ms. Forsberg, respectively, pursuant to defined contribution plans that pay the benefits allocated thereunder only upon the executive officer's retirement, death or termination of employment. The amounts in this column also include amounts deemed to be compensation under the rules of the Securities and Exchange Commission related to the present value of the premium payments made by the Company for the benefit of the named executive officers under the Company's split-dollar life insurance program. Such amounts in fiscal year 1996 amounted to $134,785, $79,583, $19,523, and $16,650 for Messrs. Messmer, Waddell, Glass, Karel and $13,362 for Ms. Forsberg. Premiums paid by the Company will be reimbursed to the Company on termination of the respective policies to the extent and provided there is sufficient cash value. Cash value in excess of such premiums is paid to the executive's beneficiary.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                                  -------------------------------------------------
                                                               % OF TOTAL
                                                   NUMBER OF     OPTIONS
                                                  SECURITIES   GRANTED TO                                GRANT
                                                  UNDERLYING    EMPLOYEES    EXERCISE                    DATE
                                                    OPTIONS     IN FISCAL     OR BASE    EXPIRATION     PRESENT
                      NAME                        GRANTED(A)      YEAR         PRICE        DATE       VALUE(B)
------------------------------------------------  -----------  -----------  -----------  ----------  -------------
Harold M. Messmer, Jr...........................     300,000(c)      28.3%  $  29.1875       5/1/06  $   4,472,110*
M. Keith Waddell................................     100,000(c)       9.4%  $  29.1875       5/1/06  $   1,490,703*
Robert W. Glass.................................      10,000(d)       0.9%  $  34.125      12/31/06  $     177,680**
Steven Karel....................................      17,482(d)       1.7%  $  34.125      12/31/06  $     310,620**
Barbara J. Forsberg.............................      10,000(c)       0.9%  $  29.1875       5/1/06  $     149,070*

 * In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by approximately $865,000,000 from its value on the grant date.

** In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by approximately $1,061,000,000 from its value on the grant date.
------------------------
(a) All grants entitle the holder to satisfy tax withholding obligations resulting from exercise by reduction in the number of shares otherwise deliverable. In addition to the specified vesting schedule, (i) the options granted to Messrs. Messmer, Waddell, Glass and Karel may vest upon termination of employment under certain circumstances pursuant to their respective severance agreements described below, (ii) all grants vest automatically upon death, disability or the occurrence of a change in control and (iii) all grants are subject to accelerated vesting at the discretion of the Compensation Committee.

(b) Calculated in accordance with the Binomial Model for estimating the value of stock options, which estimates the present value of an option based upon assumptions as to future variables such as interest rate and stock price volatility. The Binomial calculations assumed an expected volatility of 33.84%, an interest rate of either 6.43% or 6.68%, depending on the grant date, no dividends, a 3% annual reduction until the option is fully vested to reflect risk of forfeiture and the indicated expiration date. The actual value, if any, realized on the exercise of an option will depend on the excess of the fair market value of the stock over the exercise price on the date the option is exercised, and may be substantially different from the value estimated by the Binomial Model.

(c) This grant vests in five equal annual installments on each of May 1, 1997, May 1, 1998, May 1, 1999, May 1, 2000 and May 1, 2001.

(d) Vests in four equal annual installments on each of December 31, 1997, December 31, 1998, December 31, 1999 and December 31, 2000.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF                     VALUE OF
                                                            SECURITIES UNDERLYING              UNEXERCISED
                                                                 UNEXERCISED                  IN-THE-MONEY
                                 SHARES                            OPTIONS                       OPTIONS
                                ACQUIRED                      AT FISCAL YEAR-END           AT FISCAL YEAR-END
                                   ON          VALUE      --------------------------  -----------------------------
             NAME               EXERCISE     REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------  ---------  -------------  -----------  -------------  -------------  --------------
Harold M. Messmer, Jr.........    222,500  $   5,767,999     369,096        749,112   $   9,197,719  $   11,238,196
M. Keith Waddell..............     50,000  $   1,771,845      96,639        328,783   $   2,187,376  $    5,569,292
Robert W. Glass...............     32,000  $   1,014,000     129,827         85,663   $   3,779,685  $    1,754,300
Steven Karel..................     30,000  $     559,135      45,810         52,760   $   1,243,011  $      755,756
Barbara J. Forsberg...........          0              0      47,138         39,626   $   1,343,476  $      665,516

    Harold M. Messmer, Jr., Chairman of the Board, President and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 2000. Under the terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $500,000 and will receive certain other benefits, including life insurance and tax planning. In the event the employment of Mr. Messmer is terminated involuntarily other than for cause, or voluntarily within thirty (30) days following a change in control of the Company, he is entitled to receive severance compensation. The amount of such severance compensation shall be, at Mr. Messmer's election, either (i) his base salary, at the rate in effect on the date of termination, plus an equal amount annually in lieu of a bonus, through the stated expiration date of his agreement, or (ii) the present value of such payments. If Mr. Messmer's employment is terminated by reason of death or disability, he or his estate will receive only 75% of his base salary through the termination date of the agreement and will not receive any amount in lieu of bonus. The employment agreement provides for automatic renewal for an additional year on each December 31.

    Severance agreements, which were recommended in 1989 by an outside compensation consulting firm, have been entered into with Messrs. Messmer, Waddell, Glass and Karel. Each severance agreement provides that the employee will be paid between six and 24 months base salary (depending upon length of service) if his employment is terminated without cause, as defined in the agreement. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated, such amount to be paid when bonuses are generally paid pursuant to the plan. (Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both this agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid.) On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee's benefit under the Deferred Compensation Plan (a defined contribution plan that pays benefits only upon retirement, death or other termination of employment).

    The Company had in effect a key executive retirement plan, which was terminated in 1987. Participants in the plan prior to its termination will continue to receive benefits thereunder. The only current employee participating in the plan is Mr. Messmer, who participates pursuant to a separate retirement agreement. Under Mr. Messmer's retirement agreement, as amended, if Mr. Messmer's employment is terminated (whether voluntarily or involuntarily) for any reason, he is to receive monthly benefits commencing the month following the date of his employment termination. Monthly benefit payments are a specified percentage, depending upon his age at retirement, (the "Retirement Percentage") of the sum of $2,500 plus 1/12 of Mr. Messmer's highest combination of Salary and Bonus (as such terms are defined in his retirement agreement) with respect to any of the five calendar years prior to the date his employment with the Company terminates. For purposes of the retirement agreement, Salary is defined as the greater of (a) actual cash base salary paid during the year or (b) the amount calculated for the year by increasing $413,019 annually each calendar year after 1995 on a compound basis by the annual percentage increase in the Consumer Price Index for the preceding calendar year (but not by more than 10% or less than 4%) through the date of retirement. Bonus is defined as cash bonus or amounts paid in lieu of cash bonus. The Retirement Percentage (which was established at its current levels on the recommendation of an outside compensation consulting firm) is 30% if Mr. Messmer retires at age 50, and increases by 0.25% for each month Mr. Messmer delays his retirement beyond age 50, to a maximum of 66% if Mr. Messmer retires at or after age 62. Notwithstanding the foregoing, the Retirement Percentage is 66% if a Change in Control (as defined in the plan) occurs prior to Mr. Messmer's retirement. Such monthly benefits will be increased annually thereafter by the rate of increase in the consumer price index (but not more than 7 1/2%) that existed at the end of the calendar year prior to his retirement, plus any additional increases in such rate (but not more than a total of 7 1/2%) that occur in subsequent calendar years, and are to be paid until his death. For the first 15 years after his termination of employment, Mr. Messmer or his beneficiary will also receive a supplemental monthly benefit that varies depending upon his retirement age, which benefit will be $6,241 per month if he retires at age 50, and increases by 8%, compounded, for each year he delays his retirement beyond age 50 through, but not beyond, age 62. This supplemental benefit is not subject to the annual CPI increase provisions. The retirement agreement also provides that if Mr. Messmer dies before his employment is otherwise terminated or after his employment terminates but before receiving 180 monthly retirement payments, such payments are to be made to his designated beneficiary beginning the month following his death until an aggregate of 180 monthly retirement payments have been made. If his designated beneficiary is his wife, after the payment for the 180th month has been made, she will continue to receive monthly payments until her death of half the amount he would have received. Both of these death benefits are subject to the annual CPI increase provisions. Pursuant to the retirement agreement, the Company will annually fund an irrevocable grantor trust as necessary to provide for its obligations under the retirement agreement. Upon Mr. Messmer's termination of employment, the Company will deliver to him (or his beneficiary) an annuity or, at his request, a lump sum cash payment, and annually thereafter the Company will pay him any additional post-retirement CPI increases.

    The Company has adopted an Excise Tax Restoration Agreement under which the current executive officers and directors who become subject to such a tax in connection with a change of control receive a cash payment equal to the sum of the excise tax due, in addition to an amount necessary to restore the individual to the same after-tax position as if no excise tax had been imposed.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

    The Compensation Committee is composed of Frederick P. Furth, Andrew S. Berwick, Jr., and Thomas J. Ryan.

    ISU Insurance Services of San Francisco has acted as broker and paying agent for the Company with respect to certain of the Company's insurance policies. Total payments received by ISU Insurance Services of San Francisco for these services (net of amounts paid to ISU Insurance Services and remitted to the insurance carriers) aggregated approximately $250,000 in 1996 and are expected to aggregate a similar amount in 1997. Mr. Ryan is Chairman of ISU Insurance Services of San Francisco, the stock of which is owned by members of Mr. Ryan's family. ISU Insurance Services of San Francisco is a franchisee of ISU International, a corporation of which Mr. Ryan is Chairman of the Board and Chief Executive Officer and a majority of whose stock is owned by Mr. Ryan.

    Frederick A. Richman, a director, is a partner in the law firm of O'Melveny & Myers, which has performed legal services for the Company from time to time. Amounts paid by the Company to O'Melveny & Myers have not been material.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

    The Compensation Committee, after consultation with and upon the recommendation of an outside compensation consulting firm, developed the philosophy statement set forth below, which it has followed in every year since 1989, when it was first adopted:

    "Compensation policies and practices, and other related programs, will be developed and designed in line with the following statement of compensation philosophy:

    The overriding objective of the Company's compensation and benefit program is to attract, retain and reward talented employees through programs that also align with and support the Company's goals and strategies.

    A competitive compensation package will be provided for all positions:

    - Positions that participate in short-term incentive plans because of their significant impact on short-term performance will have salaries that are set at the 50th percentile. Additional short-term incentive pay will allow total annual pay at the 75th percentile if target performance is achieved.

    - Key executives with significant impact on the long-term performance of the Company will also participate in long-term incentive plans (stock and/or cash plans) that will result in total target pay at the 90th percentile if short- and long-term performance targets are achieved.

    Survey data reflective of relevant labor markets will be used to determine actual pay levels that are consistent with desired competitive levels. In addition to external pay data, internal relationships among positions and differences in impact and importance of positions will influence pay. All compensation programs will incorporate "pay for performance" concepts by allowing pay of individual employees to vary according to individual, unit and company performance:

    - Performance planning and appraisal systems, together with incentive programs where appropriate, will direct and reward effort and performance of employees."

    The Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personnel services business in which there are few tangible assets and in which people represent the true "assets" of the Company. The Committee is also mindful of the fact that the Company's industry is fractured with a myriad of private firms owned by entrepreneurial individuals representing the Company's most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its many acquisitions of such firms over the years. It is imperative that the Company's compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company's compensation program achieves this result. Annual base salaries, bonuses, restricted stock and stock option awards are all designed to achieve the above-specified goals. Generally, annual bonus awards are based upon earnings per share, and each executive's bonus is increased or decreased, according to a formula, in relation to how the actual earnings per share compares with the target earnings per share for the year set by the Committee. The Committee believes that the emphasis placed upon equity grants (restricted stock and stock options) aligns the interest of the officers with those of the stockholders, and makes a significant portion of executive compensation contingent upon long-term positive share price performance.

    In establishing compensation levels for the Chief Executive Officer, the Compensation Committee followed the guidelines and policies described above. In addition, the Committee also considered several subjective factors related to the Company's business. These included, among other things, the Company's strong cash position and its continued generation of strong cash flow, the Company's performance relative to both its public and private competitors, the Chief Executive Officer's ability to develop and maintain significant business relationships for the Company and the complexity of managing an international service business. The Committee also noted that 1996 was another year in which the Company's stock price and earnings per share increased significantly over the previous year's performance (The Company's stock price increased approximately 65% from the beginning of the year to the end of the year and the earnings per share were 47% higher in 1996 than in 1995.) In fact, the Company's stock performance during the three year period from January 1, 1994 through December 31, 1996, calculated on a total return to investors basis, rated in the top 1% of all New York Stock Exchange companies, just as it did for the prior three year period from January 1, 1993, through December 31, 1995.

    In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Andrew S. Berwick, Jr.
                               Frederick P. Furth
                                                                  Thomas J. Ryan

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board has selected Arthur Andersen LLP, independent public accountants, to audit the books, records and accounts of the Company during 1997. Arthur Andersen LLP has acted as auditors of the Company and its predecessor since 1977. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

                             STOCKHOLDER PROPOSALS

    To be considered for presentation at the 1998 Annual Meeting of Stockholders, a stockholder proposal must be received at the office of the Company not later than November 26, 1997.

                                 OTHER MATTERS

    The proxy holders are authorized to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
March 26, 1997

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, POST-PAID ENVELOPE.

                        ROBERT HALF INTERNATIONAL INC.
                             2884 SAND HILL ROAD
                             MENLO PARK, CA 94025

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S.
Berwick, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 17, 1997 at the annual meeting of stockholders to be held on May 7, 1997 or any adjournment thereof.






                                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                   ------------
                                                                    See Reverse
                                                                        Side
                                                                   ------------



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

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
          DIRECTORS OF THE COMPANY.                          -----  Please mark
                                                               X   your choices
                                                             -----   like this


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2.

-------------------------------------------------------------------------------

1.  Election of Directors: Andrew S. Berwick, Jr., Frederic P. Furth

/ / FOR all nominees listed  / / WITHHOLD AUTHORITY
    above (except as marked      to vote for all
    to the contrary below)       nominees listed above

(INSTRUCTION: To withhold authority to vote for         2. Proposal to amend
any individual nominee, write nominee's name on            the Restated
the space provided below.                                  Certificate of
                                                           Incorporation.

--------------------------------------------------      3. In their discretion,
                                                           the Proxies are
                                                           authorized to vote
                                                           upon such other
                                                           business as may
                                                           properly come before
                                                           the meeting.

-------------------------------------------------------------------------------

                                 __ __    Please sign exactly as name appears
                                      |   hereon. When shares are held by joint
                                      |   tenants, both should sign. When
                                      |   signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          please give full title as such. If a
                                          corporation, please sign in full
                                          corporation name by President or
                                          other authorized officer. If a
                                          partnership, please sign in
                                          partnership name by authorized
                                          person.

                                          Date ___________________________, 1997

                                          Signature ____________________________

                                          Signature, if held jointly ___________



           PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.
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